                                                                     Exhibit 2.1
                                                                     -----------




                             CONTRIBUTION AGREEMENT

                                    BETWEEN

                              THE ALLEN GROUP INC.

                                      AND

                                 TRANSPRO, INC.





                               SEPTEMBER 29, 1995

                                                        TABLE OF CONTENTS
                                                        -----------------
                                                                                                              PAGE
                                                                                                              ----
ARTICLE I -- DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

ARTICLE II -- CONTRIBUTION OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         2.1     Contribution of Assets by Allen  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                 2.1.1    Owned Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 2.1.2    Leased Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 2.1.3    Owned Tangible Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . .   14
                 2.1.4    Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                 2.1.5    Customer Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                 2.1.6    Contractual Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
                 2.1.7    Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
                 2.1.8    Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
                 2.1.9    Leased Tangible Personal Property . . . . . . . . . . . . . . . . . . . . . . . . .   16
                 2.1.10   Licenses, Permits and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                 2.1.11   Records and Lists . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                 2.1.12   Prepaid Items . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                 2.1.13   Cash Reserves . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                 2.1.14   Intercompany Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                 2.1.15   Personnel and Payroll Records . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                 2.1.16   Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         2.2     Preparation and Delivery of Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . . .   18
         2.3     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

ARTICLE III -- CONTRIBUTION OF STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         3.1     Contribution of Stock by Allen . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

ARTICLE IV -- ASSUMPTION OF LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         4.1     Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         4.2     Excluded Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

ARTICLE V -- EMPLOYEE MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         5.1     Employment of Transferred Employees by TransPro.   . . . . . . . . . . . . . . . . . . . . .   23
         5.2     Employee Benefits of TransPro  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         5.3     Treatment of Stock Options and Restricted Stock for Transferred Employees  . . . . . . . . .   33
         5.4     Treatment of Stock Options and Restricted Stock for Continuing Allen Employees . . . . . . .   35
         5.5     Liability to Transferred Employees and Former Employees  . . . . . . . . . . . . . . . . . .   37
         5.6     Benefit; Enforceability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         5.7     At Will Employment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         5.8     Assumption of Collective Bargaining Agreements . . . . . . . . . . . . . . . . . . . . . . .   38
         5.9     Assumption of Key Employee Severance Agreements  . . . . . . . . . . . . . . . . . . . . . .   38

ARTICLE VI -- CLOSING OF THE CONTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         6.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         6.2     Conditions to Contribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

ARTICLE VII -- THE DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         7.1     The Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         7.2     Cooperation Prior to the Distribution  . . . . . . . . . . . . . . . . . . . .   41
         7.3     Conditions to Distribution . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         7.4     Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

ARTICLE VIII -- REPRESENTATIONS AND WARRANTIES OF ALLEN . . . . . . . . . . . . . . . . . . . .   43
         8.1     Organization and Good Standing . . . . . . . . . . . . . . . . . . . . . . . .   43
         8.2     Title to Acquired Assets and Acquired Stock  . . . . . . . . . . . . . . . . .   43

ARTICLE IX -- COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         9.1     Additional Assurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         9.2     Contractual Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         9.3     Certain Arrangements Relating to Wooster IRBs  . . . . . . . . . . . . . . . .   45
         9.4     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         9.5     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         9.6     Litigation Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         9.7     Reimbursement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         9.8     Retention of Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         9.9     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49

ARTICLE X -- INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         10.1    Indemnification by TransPro  . . . . . . . . . . . . . . . . . . . . . . . . .   50
         10.2    Indemnification by Allen . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         10.3    Procedure for Indemnification  . . . . . . . . . . . . . . . . . . . . . . . .   53

ARTICLE XI -- MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         11.1    Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         11.2    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         11.3    Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         11.4    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         11.5    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         11.6    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
         11.7    Registration of Acquired Stock . . . . . . . . . . . . . . . . . . . . . . . .   57
         11.8    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57

SCHEDULES AND EXHIBITS

         Schedule 1.1(a)        Additional Permitted Liens
         Schedule 1.1(b)        Additional Transferred Employees
         Schedule 2.1           Transferred Corporate Assets
         Schedule 2.1.1         Owned Real Property
         Schedule 2.1.2         Leased Real Property
         Schedule 2.1.3(b)      Owned Motor Vehicles
         Schedule 2.1.8         Excluded Intellectual Property
         Schedule 2.1.12        Corporate Prepaid Items
         Schedule 2.1.13        Cash Reserves
         Schedule 2.1.14        Allowable Intercompany Accounts
         Schedule 2.2           Preparation of Balance Sheets
         Schedule 2.3           Excluded Assets
         Schedule 4.1           Assumed Corporate Liabilities
         Schedule 4.2           Excluded Liabilities


         Exhibit A              Preliminary Balance Sheet
         Exhibit B-1            Form of Employment Agreement with John C. Martin
         Exhibit B-2            Form of Employment Agreement with Raymond M.
                                Scanlon
         Exhibit C              Instrument of Contribution and Assignment
         Exhibit D              Instrument of Assumption
         Exhibit E              Interim Services Agreement
         Exhibit F              Consulting Agreement
         Exhibit G              Patent and Trademark Assignment Documents

                             CONTRIBUTION AGREEMENT


                 THIS CONTRIBUTION AGREEMENT, dated as of September 29, 1995 (this "Agreement"), is made and entered into by and between The Allen Group Inc., a Delaware corporation ("Allen"), and TransPro, Inc., a Delaware corporation and a wholly owned subsidiary of Allen ("TransPro").

                                 WITNESSETH:
                                 ----------

                 WHEREAS, the Board of Directors of Allen has determined that it is advisable to pursue a tax-free spin-off (the "Spin-Off") of a new company consisting of Allen's Crown and G&O Manufacturing Company divisions, which comprise Allen's Truck Products segment, together with Allen's ownership interest (and rights related thereto) in GO/DAN Industries, a New York general partnership ("GDI"), in order to enable both Allen and TransPro to independently pursue their own respective business strategies and objectives, to permit both Allen and TransPro to focus on their respective primary businesses, to enable Allen to use its common stock as acquisition currency, to effectively reduce the cost of such acquisitions to Allen, and to enable TransPro to establish its own criteria for making capital investments and strategic acquisitions of other businesses and to gain direct access to the capital markets to finance such capital expenditures or acquisitions; and

                 WHEREAS, pursuant to the Spin-Off, Allen intends to contribute to TransPro (i) all of the properties and assets relating to the current Crown and G&O Manufacturing Company divisions of Allen, except for the assets listed on SCHEDULE 2.3 hereto (the "Transferred Business"), (ii) all of the outstanding capital stock of (A) Allen Heat Transfer Products Inc., a Delaware corporation and a wholly owned subsidiary of Allen ("AHTP"), (B) AHTP II, Inc., a Delaware corporation and a wholly owned subsidiary of Allen ("AHTP II") and
(C) TransPro Indus Ltd., a Mauritius corporation and a wholly owned subsidiary of Allen (formerly known as Allen Indus Ltd.) ("AIL"), and (iii) certain corporate assets of Allen identified on SCHEDULE 2.1 hereto, and TransPro intends to assume the corporate liabilities of Allen identified on SCHEDULE 4.1 hereto as well as the liabilities and obligations of Allen relating to the Transferred Business (including any liabilities relating to any assets or business previously sold or otherwise disposed of by Allen which historically had related to the Crown or G & O Manufacturing Company divisions of Allen prior to such disposition), PROVIDED that for purposes of this Agreement, corporate assets or corporate liabilities shall be deemed to be assets or liabilities maintained on the corporate books of Allen and not on the divisional books of Crown or G & O; and
                 WHEREAS, Allen intends to retain all of its properties and assets not related to the Transferred Business, AHTP, AHTP II or AIL including, without limitation, all properties and assets relating to Allen's current telecommunications equipment business and vehicle emissions testing business (the "Retained Business"), except for certain corporate assets of Allen identified on SCHEDULE 2.1 hereto, and to retain all of the liabilities and obligations of Allen not related to the Transferred Business, except for certain corporate liabilities that TransPro will assume;
                 WHEREAS, pursuant to the Spin-Off, after consummation of the transfers described above, Allen intends to make a pro rata distribution (the "Distribution") to holders of Allen Common Stock as of the Record Date of all of the shares of TransPro Common Stock owned by Allen on the Distribution Date;
                 WHEREAS, the parties hereto desire to record their respective rights, duties, obligations and agreements in connection with such transactions;
                 NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the parties hereto hereby agree as follows:

                                  ARTICLE I

                                 DEFINITIONS
                                 -----------

                 1.1 GENERAL. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
                 ACTION: any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

                 AFFILIATE: as defined in Rule 12b-2 under the Exchange Act, including with respect to TransPro any TransPro Subsidiary and with respect to Allen any Allen Subsidiary.
                 ALLEN BOARD:  the Board of Directors of Allen.
                 ALLEN COMMITTEE: The Management Compensation Committee of the Allen Board.
                 ALLEN COMMON STOCK: the Common Stock, par value $1 per share, of Allen.
                 ALLEN GUARANTY: the Guaranty Agreement dated June 15, 1995, by Allen to H & H and certain of its Affiliates.
                 ALLEN OPTIONS: any option to purchase shares of Allen Common Stock issued to employees of Allen pursuant to either of the Allen Stock Plans.
                 ALLEN POST-DISTRIBUTION PRICE: The arithmetic mean of the highest and lowest sales prices per share of the Allen Common Stock on the New York Stock Exchange on the first trading day after the Mailing Date.
                 ALLEN PRE-DISTRIBUTION PRICE: The arithmetic mean of the highest and lowest sales prices per share of the Allen Common Stock on the New York Stock Exchange on the Mailing Date.
                 ALLEN RESTRICTED STOCK: shares of Allen Common Stock awarded by Allen to employees of Allen that are subject to restrictions pursuant to the 1982 Stock Plan or the 1992 Stock Plan.
                 ALLEN STOCK OPTION AGREEMENT: any written agreement, executed by the grantee of Allen Options and Allen, which contains terms and conditions regarding such Allen Options.

                 ALLEN STOCK PLANS:  the 1982 Stock Plan and the 1992 Stock
Plan.
                 ALLEN SUBSIDIARY: any Subsidiary of Allen other than TransPro or any TransPro Subsidiary, including any Subsidiary of Allen following the Distribution Date and any other Subsidiary of Allen which thereafter may be organized or acquired.
                 BASIS ADJUSTMENT: any increase or decrease in the tax basis of assets transferred to TransPro pursuant to this Agreement which occurs as a result of an IRS (or other taxing authority) audit, any reallocation of a deduction from the period prior to the Distribution to the period after the Distribution or any reallocation of a deduction from the period after the Distribution to the period prior to the Distribution. For example, if after audit it is determined that an amount previously expensed by Allen prior to the Distribution with respect to the Transferred Business, the Acquired Stock or the assets of any of the Transferred Subsidiaries or of GDI should have been capitalized, and if the effect of that audit adjustment is to increase the basis in the Transferred Business, the Acquired Stock or the assets of any of the Transferred Subsidiaries or of GDI upon or after the Distribution, then a Basis Adjustment as defined in this Agreement shall have occurred.
                 CODE:  the Internal Revenue Code of 1986, as amended.
                 COMMISSION:  the Securities and Exchange Commission.

                 CONNECTICUT IRBS: industrial revenue bonds or similar debt instruments issued by the Connecticut Development Authority relating to the Transferred Business.
                 CONTINUING ALLEN EMPLOYEE: any employee of Allen who is not a Transferred Employee.
                 DISTRIBUTION:  as defined in the Recitals.
                 DISTRIBUTION AGENT: The First National Bank of Boston, as distribution agent.
                 DISTRIBUTION DATE: the date determined by the Allen Board on which the Distribution shall be effected.
                 DISTRIBUTION RATE: the number of shares of TransPro Common Stock to be distributed for each share of Allen Common Stock pursuant to the Distribution, as determined by the Allen Board prior to the Distribution Date.
                 ERISA: the Employee Retirement Income Security Act of 1974, as amended, or any successor legislation.
                 EXCHANGE ACT: the Securities Exchange Act of 1934, as amended.
                 FORM S-1: the registration statement on Form S-1 filed by TransPro with the Commission to effect the registration of the Distribution of TransPro Common Stock pursuant to the Securities Act.
                 GDI OPTION AGREEMENT: the Agreement dated June 15, 1995, by and among AHTP, AHTP II, H & H and GDI.
                 H & H: Handy & Harman Radiator Corporation, a Delaware corporation.

                 INCOME TAX: any Tax that is computed with reference to the taxpayer's net income and any business license or franchise tax.
                 INSURANCE PROCEEDS: those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in either case net of the applicable premium adjustments (including reserves) or retrospectively rated premium adjustments.
                 INTERIM SERVICES AGREEMENT: the Interim Services Agreement between Allen and TransPro, the form of which is attached hereto as Exhibit E.
                 IRBS: the Connecticut IRBs, the Jackson IRBs and the Wooster IRBs.
                 IRS:  the Internal Revenue Service.
                 JACKSON IRBS: industrial revenue bonds or similar debt instruments issued by City of Jackson, Mississippi relating to the Transferred Business.
                 KMDB PLAN: the Allen Key Management Deferred Bonus Plan, as amended from time to time.
                 LIABILITIES: any and all debts, liabilities and obligations, absolute or contingent, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, direct or indirect, whenever arising (unless otherwise specified in this Agreement), including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking including those arising under this Agreement.
                 LOSSES: any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened actions).
                 MAILING DATE: the date on which certificates representing shares of TransPro Common Stock are mailed to holders of shares of Allen Common Stock in connection with the Distribution.
                 1982 STOCK PLAN: The Allen Group Inc. 1982 Stock Plan, as amended.
                 1992 STOCK PLAN: The Allen Group Inc. 1992 Stock Plan, as amended.
                 NON-INCOME TAX:  any Tax other than an Income Tax.
                 PERMITTED LIENS: with respect to Allen or TransPro, shall include any of the following: (a) liens in favor of any entity on all or part of the assets of Subsidiaries of such entity securing indebtedness owing by Subsidiaries of such entity to such entity; (b) liens to secure Taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;
(c) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations; (d) liens on properties in respect of judgments or awards, the indebtedness with respect to which does not cause a default or event of default pursuant to any agreement for money borrowed; (e) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue; (f) encumbrances on Real Property consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases, and other minor liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of such party and its Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of such party individually or of such party and its Subsidiaries on a consolidated basis; (g) liens securing other indebtedness not in excess of $4,000,000 (including capitalized leases); and
(h) liens existing on the date hereof and listed on SCHEDULE 1.1(A) hereto.

                 PROSPECTUS: the final prospectus to be sent to the holders of Allen Common Stock as of the Record Date in connection with the Distribution.
                 RECORD DATE: the close of business on the date to be determined by the Allen Board as the record date for the Distribution.
                 REPLACEMENT TRANSPRO OPTIONS: options to purchase shares of TransPro Common Stock issued to Transferred Employees in substitution for any forfeited Allen Options.
                 REPLACEMENT TRANSPRO RESTRICTED STOCK: shares of TransPro Common Stock awarded by TransPro to Transferred Employees in substitution for any shares of Allen Restricted Stock forfeited by any such Transferred Employee.
                 SECURITIES ACT:  the Securities Act of 1933, as amended.
                 SUBSIDIARIES: the term "Subsidiaries" as used herein with respect to any entity shall, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such entity.
                 TAX: any federal, state, local or foreign tax, including, without limitation, any income, sales, use, personal property, payroll, withholding, franchise or gross receipt tax, and any claims, demands, assessments, judgments, costs, expenses or penalties connected with any such tax and associated reports and returns.
                 TAX BENEFIT: the present value of the reduction in federal, state, and local Tax liability made potentially available to the indemnifying party by any Basis Adjustment. (If the Basis Adjustment is an increase, the indemnifying party shall be TransPro; if it is a decrease, the indemnifying party shall be Allen.) In calculating the Tax Benefit attributable to any Basis Adjustment, the following principles shall apply: (a) the indemnifying party shall be deemed to be able to absorb all deductions made available to it as a result of the Basis Adjustment in the earliest year in which those deductions become available to it under the Tax laws; (b) the aggregate marginal tax rate applicable to the indemnifying party shall be 40 percent or in the case of a Basis Adjustment only at the state or local level, five (5%) percent; (c) the discount rate to be used in calculating the present value of the reduction in Tax liability shall be equal to the interest rate (on the date that the Basis Adjustment becomes final and unappealable) applicable to United States Treasury securities having a maturity approximately equal to one-half of the period over which the deductions made available by the Basis Adjustment will arise; (d) all available elections to accelerate depreciation or amortization deductions attributable to the Basis Adjustment shall have been made by the indemnifying party; and (e) no Tax Benefit shall be deemed to arise if and to the extent that any portion of the Basis Adjustment is properly allocable to assets that are neither depreciable nor amortizable under the Tax laws in effect at the time of the Basis Adjustment.
                 TRANSFERRED EMPLOYEES: all employees of Allen as of the Distribution (a) whose duties relate primarily to the

Transferred Business, except for Frank J. Hyson, or (b) who are identified on
SCHEDULE 1.1(B) hereto.
                 TRANSPRO COMMITTEE: The Management Compensation and Nominating Committee of the Board of Directors of TransPro.
                 TRANSPRO COMMON STOCK: the Common Stock, par value $.01 per share, of TransPro (and associated stock purchase rights).
                 TRANSPRO POST-DISTRIBUTION PRICE: The arithmetic mean of the highest and lowest sales prices per share of the TransPro Common Stock on the New York Stock Exchange on the first trading day after the Mailing Date.
                 TRANSFERRED SUBSIDIARIES: AHTP, AHTP II and AIL.
                 TRANSPRO SUBSIDIARY: any Subsidiary of Allen or TransPro that will be a Subsidiary of TransPro immediately following the Distribution Date, and any other Subsidiary of TransPro which thereafter may be organized or acquired.
                 WOOSTER IRBS: industrial revenue bonds or similar debt instruments issued by the City of Wooster, Ohio relating to the Transferred Business.

                                  ARTICLE II

                            CONTRIBUTION OF ASSETS
                            ----------------------

                 2.1 CONTRIBUTION OF ASSETS BY ALLEN. Upon the terms and subject to the conditions of this Agreement at the Closing (as defined herein), Allen shall make a contribution (the "Contribution") to the capital of TransPro by assigning, transferring, delivering and conveying to TransPro, and TransPro shall acquire from Allen, (a) all of the rights, properties and assets relating to the Transferred Business and (b) certain corporate assets of Allen identified on SCHEDULE 2.1 hereto (the "Acquired Assets"), all as reflected on the Closing Date Balance Sheet (as defined herein), prepared in accordance with Section 2.2 hereof; PROVIDED, HOWEVER, that the Acquired Assets shall expressly exclude (i) the capital stock of any direct or indirect subsidiary of Allen, including, without limitation, the Acquired Stock (as defined in Section 3.1(a) hereof), (ii) any and all of the rights, properties and assets relating to the Retained Business and (iii) the Excluded Assets (as defined in Section 2.3 hereof). As used in this Agreement, the terms "used in the Transferred Business" or "relating to the Transferred Business" or words of similar import shall mean any and all assets, properties and rights owned at the Closing by Allen for use in, or arising out of, or existing in connection with or pertaining to, the Transferred Business. The Acquired Assets shall include, without limitation, the following:
                 2.1.1 OWNED REAL PROPERTY. All of Allen's rights and interests in and to the real property identified on SCHEDULE 2.1.1 hereto, including all buildings, structures, fixtures and improvements located thereon and all easements, privileges and appurtenant rights thereto (the "Owned Real Property").
                 2.1.2 LEASED REAL PROPERTY. All of Allen's rights and interests in and to the leases pertaining to the leased real property identified on SCHEDULE 2.1.2 hereto, and in and to the real property leased by Allen pursuant to such leases, including all buildings, structures, fixtures and improvements located thereon and all easements, privileges and appurtenant rights thereto (the "Leased Real Property" and, together with the Owned Real Property, the "Real Property").
                 2.1.3 OWNED TANGIBLE PERSONAL PROPERTY. (a) All machinery, operating equipment and supplies, office equipment and supplies, furniture, office and telephone equipment, computer hardware and software and other tangible personal property (and not otherwise within the categories described in Section 2.1.3(b) hereof) owned by Allen and relating to the Transferred Business (the "Personal Property") wherever located, together with all spare, maintenance and replacement parts and accessories to any of the foregoing.
                 (b) The cars, trucks or other motor vehicles owned by Allen relating to the Transferred Business identified on SCHEDULE 2.1.3(B) hereto, wherever such motor vehicles may be located (the "Motor Vehicles").
                 2.1.4 INVENTORY. (a) All of the finished goods, work-in-progress and raw material inventory owned by Allen and relating to the Transferred Business and either (i) located at any of Allen's facilities or on order or in transit to any of such facilities or (ii) on consignment by Allen to any third parties or Affiliates of Allen and (b) all right and interest in and to finished goods, work-in-progress and raw material inventory on consignment to Allen from any third party and relating to the Transferred Business (the "Inventory").
                 2.1.5 CUSTOMER CONTRACTS. Subject to Section 9.2, all contracts, agreements or arrangements relating to the governmental, commercial and industrial customer accounts of Allen relating to the Transferred Business and such other contracts with customers relating to the Transferred Business (the "Customer Contracts").
                 2.1.6 CONTRACTUAL RIGHTS. Subject to Section 9.2, all rights and interests of Allen in and to mortgages, leases, licenses, purchase or sales orders, security agreements, supply agreements, vendor agreements or other agreements, undertakings, arrangements or contracts, whether written or oral, express or implied, of Allen relating to the Transferred Business, including, without limitation, all rights of Allen relating to any agreement with Rolamex, S.A. de C.V. (such contracts, together with the Customer Contracts, are referred to as the "Assumed Contracts").
                 2.1.7 ACCOUNTS RECEIVABLE. All accounts receivable of Allen relating to the Transferred Business, other than the Intercompany Accounts (as defined below), whether or not actually invoiced as of the Closing Date (the "Accounts Receivable").
                 2.1.8    INTELLECTUAL PROPERTY.  Except as provided on
SCHEDULE 2.1.8, all of Allen's rights and interests in patents, patent applications, know-how, processes, formulations, trademarks, non-exclusive license and sublicense rights in trademarks, copyrights, trade secrets, technology, confidential or proprietary information, innovations, ideas, improvements, inventions, distributor and customer lists and other intellectual property rights (the "Intellectual Property") relating to the Transferred Business.

                 2.1.9 LEASED TANGIBLE PERSONAL PROPERTY. All rights and interests of Allen in and to (a) the leases relating to tangible personal property leased by Allen from third parties relating to the Transferred Business wherever located and (b) the tangible personal property leased pursuant thereto, including, without limitation, any motor vehicles leased by Allen in connection with the Transferred Business (the "Leased Personal Property").
                 2.1.10 LICENSES, PERMITS AND APPROVALS. All licenses, permits, emission reduction approvals, classifications, variances, waivers, consents and qualifications ("Permits") to the extent transferable, issued or granted to Allen by any federal, state or local government or any subdivision, authority, department, commission, board, bureau, agency, court or instrumentality thereof that relate to any of the Real Property or any other Acquired Assets or are used in the Transferred Business.
                 2.1.11 RECORDS AND LISTS. All books, files, documents, sales literature, customer records, operating records, purchasing records and specifications, engineering data, product, material and tooling specifications, equipment lists, service and parts records, warranty records and inventory records, computer programs, instructions, advertising and promotional materials, dealer and distribution lists and other records (the "Records") of Allen relating to the Transferred Business.
                 2.1.12 PREPAID ITEMS. All prepaid expenses and deposits, other than, except as provided in Section 2.1.13 hereof, deposits with financial institutions, of every kind and description, wherever located ("Prepaid Items"), of Allen (a) relating exclusively to the Transferred Business or (b) identified on SCHEDULE 2.1.12 hereto.
                 2.1.13 CASH RESERVES. Cash balances in the amount set forth on, and with the provisions for post-Closing adjustment described on, SCHEDULE
2.1.13 hereto (the "Cash Reserves").
                 2.1.14 INTERCOMPANY ACCOUNTS. Any and all accounts or notes receivable held by, due to or to become due to, Allen as of the Closing which are listed on SCHEDULE 2.1.14 hereto ("Intercompany Accounts"), PROVIDED, HOWEVER, that any Intercompany Account listed on SCHEDULE 2.1.14 hereto which is a negative amount shall be deemed to be an Assumed Liability pursuant to
Section 4.1.
                 2.1.15 PERSONNEL AND PAYROLL RECORDS. All personnel and payroll records for all Transferred Employees (as defined herein).
                 2.1.16 CLAIMS. All claims of every kind and description relating to the Transferred Business that Allen may have against any other person, except for any claim for refunds relating to Income Taxes accrued prior to the Distribution Date.
                 2.1.17 OTHER. All other properties, assets, rights and interests of every kind and description, wherever located, of Allen relating to the Transferred Business, including, without limitation, any construction in progress with respect to assets described in Section 2.1 hereof which are intended for use in the Transferred Business, and the goodwill relating to the

Transferred Business, including the going concern value relating thereto.
                 2.2 PREPARATION AND DELIVERY OF BALANCE SHEETS. (a) Attached hereto as EXHIBIT A is a balance sheet (the "Preliminary Balance Sheet") as of June 30, 1995 reflecting the book value of the Acquired Assets and the Assumed Liabilities as of such date. The parties hereto agree that the Preliminary Balance Sheet fully and accurately reflects the book value of the Acquired Assets and the Assumed Liabilities as of June 30, 1995. Except as provided on SCHEDULE 2.2, the Preliminary Balance Sheet shall be prepared from the consolidated financial statements of Allen, prepared in accordance with generally accepted accounting principles ("GAAP"), applied consistently in all material respects with Allen's accounting policies and practices in effect as of the date thereof.
                 (b) Promptly after the Closing but not later than December 31, 1995 (except with respect to the amount of deferred tax liabilities and the allocation of Canadian pension liabilities and/or assets (collectively, the "Delayed Allocations"), which shall be calculated no later than one year from the date hereof), Allen shall prepare and deliver a balance sheet (the "Closing Date Balance Sheet") as of the Closing Date reflecting the book value of the Acquired Assets and the Assumed Liabilities as of such date. The Closing Date Balance Sheet shall be prepared on a basis consistent with the Preliminary Balance Sheet, including the exceptions set forth on SCHEDULE 2.2, reflecting any changes from June 30, 1995 to the Closing

Date. The book value of the Acquired Assets set forth on the Closing Date Balance Sheet, less the book value of the Assumed Liabilities set forth on the Closing Date Balance Sheet, shall represent the amount agreed upon by the parties to be the book value of Allen's contribution to the capital of TransPro pursuant to this Article II.
                 (c) If there are any items related to the Closing Date Balance Sheet which are in dispute, then such items shall be submitted for resolution to Ernst & Young ("E&Y"). For purposes of dispute resolution, the accounting policies followed by Allen up to and including the Closing Date with respect to the Transferred Business and the Transferred Subsidiaries shall prevail. All fees and expenses, if any, for dispute resolution work by E&Y shall be borne equally by Allen and TransPro. E&Y shall act as an arbitrator to determine, based solely on presentations by Allen and TransPro, and not by independent review, only those issues still in dispute.
                 2.3 EXCLUDED ASSETS. (a) Notwithstanding anything to the contrary contained in this Agreement, the rights, properties and assets listed or described on SCHEDULE 2.3 hereto (the "Excluded Assets"), shall be retained by Allen and shall not be included in the Acquired Assets contributed, transferred, assigned, conveyed and delivered to TransPro.
                 (b) Notwithstanding anything to the contrary contained in this Agreement, Allen shall retain all right, title and interest in and to the names and service marks "Allen", "Allen Group", "The Allen Group" and "The Allen Group Inc." and to all versions of the "Allen" logo heretofore used by the Transferred Business, the Transferred Subsidiaries or TransPro (the "Name"), PROVIDED, HOWEVER, that TransPro shall be permitted to continue to use the Name pursuant to a non-exclusive, non-transferrable license but only as a trade name, assumed name or dba and only for a transition period of one year following the Closing, after which TransPro shall cease all use of the Name. By accepting the license under this Section 2.3(b), TransPro acknowledges the rights of Allen to its names and marks, including, without limitation, the Name, and agrees that such rights and registrations pertaining thereto are valid and enforceable.

                                 ARTICLE III

                            CONTRIBUTION OF STOCK
                            ---------------------

                 3.1 CONTRIBUTION OF STOCK BY ALLEN. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Allen shall make a contribution to the capital of TransPro by assigning, transferring, delivering and conveying to TransPro, and TransPro shall acquire from Allen,
(i) all issued and outstanding shares of capital stock of AHTP, (ii) all issued and outstanding shares of capital stock of AHTP II, and (iii) all issued and outstanding shares of capital stock of AIL, (collectively, the "Acquired Stock").
                 (b) Allen shall transfer and deliver all of the Acquired Stock or cause to be transferred and delivered all of the Acquired Stock.

                                  ARTICLE IV

                          ASSUMPTION OF LIABILITIES
                          -------------------------

                 4.1 ASSUMED LIABILITIES. On the terms and subject to the conditions of this Agreement, except for those liabilities and obligations listed or described on SCHEDULE 4.2 hereto, TransPro shall assume from Allen as of the Closing, and thereafter shall pay, perform and discharge, whether accrued or not as of the Closing, (a) all of the corporate Liabilities identified on SCHEDULE 4.1 hereto and (b) any and all Liabilities of Allen of any nature arising out of or relating to the Acquired Assets, the Transferred Business or the Transferred Employees (including, without limitation, any Liabilities (i) relating to warranty or payroll obligations or trade payables,
(ii) relating to any of the IRBs, (iii) resulting from any Environmental Liability (as defined below) relating to the Transferred Business (including any Environmental Liability of any predecessor of Allen relating to the Transferred Business and any Environmental Liability relating to any site formerly occupied by any facility which related to the Transferred Business),
(iv) relating to any Intercompany Account listed on SCHEDULE 2.1.14 hereto which is a negative amount, (v) arising in connection with the GDI Option Agreement or the Allen Guaranty, (vi) arising in connection with the Form S-1 or the Prospectus, (vii) relating to any assets or business previously sold or otherwise disposed of by Allen which historically had related to the Transferred Business prior to such disposition, or (viii) resulting from any pending or threatened litigation, proceeding or investigation involving any asserted or unasserted, known or unknown, absolute or contingent, or direct or indirect liability, indebtedness or obligation relating to the Acquired Assets or the Transferred Business), or to acts or events occurring or conditions existing with respect to the Acquired Assets or the Transferred Business whether before, on, or after the date hereof, including, without limitation, any and all liabilities and obligations, known or unknown, absolute or contingent, direct or indirect, or asserted or unasserted relating to the Real Property, the Personal Property, the Motor Vehicles, the Inventory, the Assumed Contracts, the Accounts Receivable, the Intellectual Property, the Leased Personal Property, the Permits, the Records, the Prepaid Items, the Cash Reserves and the Intercompany Accounts described in Section 2.1 hereof and the Transferred Employees described in Article V hereof (the "Assumed Liabilities"). The Assumed Liabilities shall include, but not be limited to, any and all Liabilities related to the Transferred Business reflected on the Closing Date Balance Sheet, and any and all Liabilities assumed by TransPro pursuant to Article V hereof. For purposes of this Agreement, "Environmental Liability" shall mean any and all Liabilities and obligations relating to the requirements of any applicable environmental laws or regulations or, caused by, or arising out of, the generation, storage, transportation, treatment, recycling, reuse, reclamation, disposition or use or handling in any way of (a) any petroleum or petroleum product, (b) any "Hazardous Substances," "Pollutants" or "Contaminants" (as such terms are defined in the Comprehensive Environmental

Responses, Compensation and Liability Act of 1980, as amended) and any substances classified as hazardous under any other applicable environmental laws, or (c) any other waste materials.
                 4.2 EXCLUDED LIABILITIES. Notwithstanding anything contained herein to the contrary, (a) any and all liabilities and obligations of Allen not related to the Transferred Business, including, without limitation, the Liabilities and obligations related to the Retained Business or related to any assets or business not historically related to the Transferred Business previously transferred by Allen or any of its Affiliates, and (b) the Liabilities and obligations listed on SCHEDULE 4.2, shall not be assumed by TransPro and shall be retained by Allen (the "Excluded Liabilities").

                                  ARTICLE V

                               EMPLOYEE MATTERS
                               ----------------

                 5.1 EMPLOYMENT OF TRANSFERRED EMPLOYEES BY TRANSPRO. TransPro shall employ, effective as of the Distribution, all Transferred Employees.
                 5.2      EMPLOYEE BENEFITS OF TRANSPRO.
                 (a)  GENERAL     Subject to the terms and conditions of, and
except as otherwise provided in, this Article V, effective as of the Distribution, TransPro shall provide the Transferred Employees with terms and conditions of employment, including, without limitation, employee benefits and other perquisites, that are substantially the same as those provided to the Transferred Employees by Allen prior to the Distribution. However, nothing contained in this Agreement shall impair TransPro's ability to make such reasonable changes in such terms and conditions of employment following the Distribution as TransPro may deem to be necessary or appropriate for the operation of the Transferred Business or the Transferred Subsidiaries.
                 (b)      TRANSPRO WELFARE BENEFIT PLANS.
                          (i)     TRANSPRO MEDICAL PLAN.  Effective as of the
Distribution, Transferred Employees (and their eligible dependents) shall be covered by a medical plan or plans maintained by TransPro (the "TransPro Medical Plan"), coverage under which shall be a continuation of the medical plan coverage provided to Transferred Employees by Allen immediately prior to the Distribution. The TransPro Medical Plan also shall provide coverage (or eligibility for coverage) for those former employees of the Transferred Business (and their eligible dependents) who were covered by, or were eligible to obtain coverage under, the medical plan coverage offered by Allen immediately prior to the Distribution ("Covered Former Employees"). The TransPro Medical Plan made available to Transferred Employees, Covered Former Employees and their dependents as of the Distribution shall waive any applicable waiting periods for coverage of Transferred Employees, Covered Former Employees and their dependents which did not exist with respect to such Transferred Employee, Covered Former Employees or dependent immediately prior to the Distribution. The TransPro Medical Plan shall not contain, as of the Distribution, any exclusion or limitation with respect to any pre-existing condition of any Transferred Employee, Covered Former Employee or dependent. Any deductible or out-of-pocket maximum amount applicable to each Transferred Employee, Covered Former Employee or dependent immediately prior to the Distribution shall continue to apply to such Transferred Employee, Covered Former Employee or dependent on and after the Distribution Date for the plan year of the medical plan of TransPro covering such Transferred Employee, Covered Former Employee or dependent. Effective as of the Distribution, TransPro and the TransPro Subsidiaries shall have sole financial responsibility for the cost of (and shall assume from Allen, to the extent applicable, all obligations with respect to) (i) medical claims incurred by Transferred Employees, Covered Former Employees or their dependents from and after the Distribution and (ii) medical claims that were incurred by Transferred Employees, Covered Former Employees or their dependents prior to the Distribution but that remain unpaid as of the Distribution Date.
                          (ii)    POST-RETIREMENT LIFE INSURANCE COVERAGE.
Effective as of the Distribution, TransPro shall assume all liability for post-retirement life insurance coverage for each former employee of the Transferred Business receiving such coverage or entitled to such coverage from Allen as of the Distribution Date.
                          (iii)   REIMBURSEMENT PLANS.  TransPro shall
implement, effective as of the Distribution, a flexible spending account plan, a dependent care reimbursement plan and a health care reimbursement plan (collectively referred to as the "TransPro Reimbursement Plans"). Such plans shall, for the 1995 calendar year only, be successors to, and continuations of, The

Allen Group Inc. Flexible Spending Account Plan, The Allen Group Inc. Dependent Care Reimbursement Plan and The Allen Group Inc. Health Care Reimbursement Plan (the "Allen Reimbursement Plans"). Effective as of the Distribution, TransPro shall assume all liability under the Allen Reimbursement Plans with respect to all Transferred Employees for the 1995 calendar year.
                 (c) TRANSPRO PENSION, 401(K) AND EXECUTIVE DEFERRED COMPENSATION AND SUPPLEMENTAL RETIREMENT PLANS
                 (i) PENSION PLAN. TransPro shall implement, effective as of the Distribution, a qualified defined benefit pension plan ("TransPro Retirement Plan") substantially similar to The AllenGroup Inc. Corporate Retirement Plan (the "Allen Retirement Plan") for the benefit of (A) Transferred Employees who participate in the Allen Retirement Plan as of the Distribution and (B) former employees of the Transferred Business whose employment with Allen terminated at a time when they were employees of the Transferred Business and who have benefits under the Allen Retirement Plan as of the Distribution (collectively, "Transferred Retirement Plan Participants"). All Transferred Retirement Plan Participants who are Transferred Employees shall be eligible for immediate participation in the TransPro Retirement Plan as of the Distribution Date, and all Transferred Retirement Plan Participants shall be credited under the TransPro Retirement Plan, for all purposes (including, without limitation, vesting and benefit accrual), with the service credited to them under the Allen Retirement Plan. Effective as of the Distribution and until the completion of the transfer of assets and liabilities described in this Section 5.2(c)(i), the Allen Retirement Plan shall provide that a Transferred Retirement Plan Participant will not be eligible to retire or commence receiving benefits accrued thereunder up to the Distribution Date, until he or she terminates his or her employment with TransPro following the Distribution. Until the completion of the transfer of assets and liabilities from the Allen Retirement Plan to the TransPro Retirement Plan described in this Section 5.2(c)(i), benefits under the TransPro Retirement Plan payable to a Transferred Retirement Plan Participant thereunder shall be computed on the basis of his or her total service with Allen and TransPro, but shall be reduced by any benefits payable to such Transferred Retirement Plan Participant under the Allen Retirement Plan. As soon as practicable after the Distribution, Allen shall cause the trustee of the master trust under which the assets of the Allen Retirement Plan are held (the "Master Trust") to segregate within the Master Trust the Segregated Pension Assets (as defined in the following sentence) determined to be allocable as of the Distribution to Transferred Retirement Plan Participants. For purposes of the preceding sentence, the Segregated Pension Assets allocable as of the Distribution to Transferred Retirement Plan Participants shall mean assets with a value equal to the sum of the present values as of the Distribution of the accrued benefits on a termination basis (within the meaning of Section 414(l) of the Code and the regulations thereunder) of the Transferred Retirement Plan Participants under the Allen Retirement Plan, such present values being determined on the basis of the following actuarial assumptions: (i) 7.5% interest per annum, (ii) the GAM 83 mortality table, (iii) an average assumed retirement age of 62.7 and (iv) the other actuarial assumptions utilized by Allen for purposes of the annual actuarial valuation of the Allen Retirement Plan. As soon as practicable after the Distribution, Allen and TransPro shall make or cause to be made all required filings and submissions to appropriate governmental and regulatory authorities and all necessary or appropriate amendments to the Allen Retirement Plan and the TransPro Retirement Plan, and shall take all other steps necessary and appropriate, to permit the transfer of the Segregated Pension Assets from the Allen Retirement Plan to the TransPro Retirement Plan. As soon as practicable after the filings, submissions, amendments and other steps described in this Section 5.2(c)(i) are completed, and after the expiration of any waiting periods imposed under applicable law, Allen shall cause the trustee of the Master Trust to transfer to the trustee of the TransPro Retirement Plan, and TransPro shall cause the trustee of the TransPro Retirement Plan to accept such transfer of, assets of the Allen Retirement Plan equal to (A) the Segregated Pension Assets, minus (B) benefit payments to Transferred Retirement Plan Participants made during the period from the Distribution Date through the date of such transfer plus (C) interest on the difference between (A) and (B) at the rate of nine percent (9%) per annum compounded annually from the Distribution Date through the date of such transfer. After such transfer, the Transferred Retirement Plan Participants shall be credited with benefits under the TransPro Retirement Plan attributable to service prior to the Distribution Date at least equal to their accrued benefits under the Allen Retirement Plan, and the Allen Retirement Plan shall have no further obligations with respect to such accrued benefits. The Allen Retirement Plan shall have no obligation to make any transfer to the TransPro Retirement Plan unless and until Allen receives evidence reasonably satisfactory to it that the TransPro Retirement Plan is a qualified plan under Section 401(a) of the Code that is permitted to receive the transfer of assets and liabilities described in this Section 5.2(c)(i), and that the transfer from the Allen Retirement Plan to the TransPro Retirement Plan described in this Section 5.2(c)(i) will not adversely affect the tax-qualified status of the Allen Retirement Plan. The TransPro Retirement Plan shall have no obligation to accept any transfer from the Allen Retirement Plan unless and until TransPro receives evidence reasonably satisfactory to it that the Allen Retirement Plan is a qualified plan under Code Section 401(a).
                          (ii)    401(K) PLAN.  (A)  TransPro agrees that the
Transferred Employees who participate in The Allen Group Inc. Employee Before-Tax Savings Plan (the "Allen Savings Plan") as of the Distribution ("Transferred Savings Plan Participants") shall be eligible to participate in the TransPro-sponsored plan that provides for salary deferrals under Code
Section 401(k) (the "TransPro Savings Plan"), which plan currently exists as the GO/DAN Industries 401(k) Savings Plan, provided that matching employer contributions under the TransPro Savings Plan for

Transferred Savings Plan Participants shall be limited to one percent (1%) of each such Participant's compensation for purposes of such Plan. The TransPro Savings Plan shall recognize the service of the Transferred Savings Plan Participants for eligibility and vesting purposes to the same extent that such service is recognized for such purposes under the Allen Savings Plan.
                                  (B)      From the Distribution Date through
December 31, 1995, TransPro Common Stock credited to the accounts of participants under the Allen Savings Plan other than Transferred Savings Plan Participants as a result of the Distribution shall be subject to the investment directions of such participants in accordance with the provisions of the Allen Savings Plan and applicable rules thereunder that apply to investment funds under the Allen Savings Plan other than the portion of the Allen Common Stock fund thereunder that is attributable to matching employer contributions. As soon as practicable after December 31, 1995, any TransPro Common Stock that remains in the accounts of participants described in the preceding sentence shall be sold by the trustee of the Allen Savings Plan, and the proceeds of such sale shall be converted to Allen Common Stock. Such participants shall be permitted to direct the investment of such Allen Common Stock in the manner described in the second preceding sentence.
                                  (C)      From and after the Distribution
Date, Transferred Savings Plan Participants shall be permitted to direct the investment of their accounts under the Allen Savings

Plan (including Allen Common Stock credited to such accounts and TransPro Common Stock credited to such accounts as a result of the Distribution) in the manner described in Section 5.2(c)(ii)(B). As soon as practicable after January 1, 1996, all assets credited to the accounts of Transferred Savings Plan Participants other than Allen Common Stock shall be transferred from the Allen Savings Plan to the accounts held for the Transferred Savings Plan Participants under the TransPro 401(k) Plan.
                                  (D)      The Allen Savings Plan shall have no
obligation to make any transfer to the TransPro Savings Plan unless and until Allen receives evidence reasonably satisfactory to it that the TransPro Savings Plan is a qualified plan under Section 401(a) of the Code that is permitted to receive the transfers described in this Section 5.2(c)(ii), and that the transfers from the Allen Savings Plan to the TransPro Savings Plan described in this Section 5.2(c)(ii) will not adversely affect the tax-qualified status of the Allen Savings Plan. The TransPro Savings Plan shall have no obligation to accept any transfer from the Allen Savings Plan unless and until TransPro receives evidence reasonably satisfactory to it that the Allen Savings Plan is a qualified plan under Code Section 401(a).
                          (iii)   ASSUMPTION OF HOURLY PLANS.  Effective as of
the Distribution, Allen shall assign to TransPro, and TransPro shall accept from Allen, the legal status of sponsor of, and all of Allen's right, title and interest in, under and to the following retirement plans, and any trust agreements, insurance contracts or other funding vehicles related thereto: (a) The Crown Divisions, Wooster and Louisville Plants, The Allen Group Inc. Bargaining Unit Employees' Pension Plan; (b) The Crown Divisions, The Allen Group Inc. Pension Plan for Hourly Rated Employees; (c) The G&O Manufacturing Company, Division of The Allen Group Inc. (Jackson) Retirement Income Plan; and (d) The G&O Manufacturing Company Union Retirement Income Plan (hereinafter collectively referred to as the "Hourly Retirement Plans"). TransPro shall assume from Allen all of the obligations, responsibilities and liabilities of Allen under the Hourly Retirement Plans, whether arising before or after the Distribution. In order to effectuate such assignment and assumption, TransPro and Allen shall each take all actions and execute all instruments required on their respective parts to provide for such assignment and assumption and the substitution in connection therewith of TransPro for Allen under the Hourly Retirement Plans and their related trust agreements, insurance contracts or other funding vehicles.
                          (iv)    DEFERRED COMPENSATION AND SUPPLEMENTAL
PENSION OBLIGATIONS. TransPro shall assume from Allen effective as of the Distribution the following obligations to executive officers of Allen who are Transferred Employees: (i) the obligation to make cash payments of bonus amounts earned by such executive officers under the KMDB Plan, including the obligation to credit and pay interest on any such amounts the payment of which is deferred at the election of an executive officer; and (ii) the obligation to provide supplemental pensions to John

Martin and Ray Scanlon, to the extent of supplemental pension benefits accrued as of the Distribution Date.
                 5.3 TREATMENT OF STOCK OPTIONS AND RESTRICTED STOCK FOR TRANSFERRED EMPLOYEES. Subject in all respects to the discretion of the TransPro Committee, the following arrangements shall apply to Transferred Employees who hold Allen Options or Allen Restricted Stock at the time of the
Distribution:
                 (a) Any Transferred Employee who holds outstanding Allen Options that are exercisable in whole or in part at the time of the Distribution may exercise any such Allen Options in accordance with their terms within 90 days of the Distribution Date to the extent such options are then exercisable. Such Allen Options shall be adjusted in the same manner as the Allen Options held by Continuing Allen Employees as described below in Section
5.4. To the extent any such Allen Options remain unexercised at the end of such 90-day period, they shall then terminate in accordance with their terms. Any Transferred Employee who holds Allen Options that are not exercisable in whole or in part at the time of the Distribution shall receive Replacement TransPro Options in accordance with procedures to be established by the TransPro Committee. Each Replacement TransPro Option shall have the following terms:
                          (i)  The number of shares of TransPro Common Stock
covered by such Option shall be equal to the number of shares of Allen Common Stock covered by the Allen Option it replaces (to the extent such Option was not exercisable at the time of the Distribution) multiplied by the quotient obtained by dividing the

Allen Pre-Distribution Price by the TransPro Post-Distribution Price.
                          (ii)    The exercise price per share of TransPro
Common Stock covered by such Option shall be equal to the exercise price per share of the Allen Option it replaces multiplied by the quotient obtained by dividing the TransPro Post-Distribution Price by the Allen Pre-Distribution Price.
                          (iii) Each such Replacement Option shall become
exercisable and terminate on the same schedule as the Allen Option it replaces.
                 Fractions shall be rounded off to the nearest whole share.
                 (b) The following provisions shall apply to any Allen Restricted Stock held by a Transferred Employee:
                          (i) Allen Restricted Stock granted pursuant to the
1982 Stock Plan shall cease to be restricted, and the holder thereof shall, subject to the discretion of the Allen Committee, receive unrestricted shares of Allen Common Stock upon consummation of the Distribution;
                          (ii) Allen Restricted Stock granted pursuant to the
1992 Stock Plan pursuant to the KMDB Plan shall be forfeited by the Transferred Employee upon the Distribution, and, upon the surrender of certificates representing such Allen Restricted Stock to Allen, such Transferred Employee shall receive Replacement TransPro Restricted Stock with restrictions that terminate on the same schedule as the restrictions applicable to the Allen Restricted Stock it replaces; and

                          (iii) Allen Restricted Stock granted pursuant to the
1992 Stock Plan shall likewise be forfeited, and upon such surrender such Transferred Employee shall receive Replacement TransPro Restricted Stock with corresponding restrictions, but with new performance targets as determined by the TransPro Committee.
                 The number of shares of Replacement TransPro Restricted Stock to be delivered to a Transferred Employee pursuant to clauses (ii) and (iii) of this Section 5.3(b) shall be equal to the number of shares of Allen Restricted Stock forfeited by such Transferred Employee on the Distribution Date multiplied by the quotient obtained by dividing the Allen Pre-Distribution Price by the TransPro Post-Distribution Price. No fractional shares of Replacement Restricted Stock shall be issued, and all such fractions shall be rounded off to the nearest whole share.
                 5.4 TREATMENT OF STOCK OPTIONS AND RESTRICTED STOCK FOR CONTINUING ALLEN EMPLOYEES. Subject in all respects to the discretion of the Allen Committee, the following arrangements shall apply to Continuing Allen Employees who hold Allen Options or Allen Restricted Stock at the time of the
Distribution:
                 (a) In order to prevent dilution of the rights of Continuing Allen Employees under Allen Options as a result of the Distribution, all outstanding Allen Options shall be adjusted as follows:
                          (i)     The number of shares of Allen Common Stock
covered by each Allen Option outstanding after the Distribution shall be equal to the number of shares covered by such Option immediately before the Distribution multiplied by the quotient obtained by dividing the Allen Pre-Distribution Price by the Allen Post-Distribution
Price.  Fractions shall be rounded off to the nearest whole share.
                          (ii)    The exercise price per share of Allen Common
Stock covered by each such Option after the Distribution shall be equal to the exercise price per share under such option immediately before the Distribution multiplied by the quotient obtained by dividing the Allen Post-Distribution Price by the Allen Pre-Distribution Price.
                 (b) All shares of TransPro Common Stock received pursuant to the Distribution with respect to shares of Allen Restricted Stock shall be forfeited by each Continuing Allen Employee to TransPro. In substitution for the shares of TransPro Common Stock so forfeited, each Continuing Allen Employee who holds Allen Restricted Stock at the time of the Distribution shall receive that number of additional shares of Allen Restricted Stock which is equal in value to the TransPro Common Stock so forfeited. Such number of shares of Allen Restricted Stock shall be determined by multiplying the number of shares of TransPro Common Stock so forfeited by the quotient obtained by dividing the TransPro Post-Distribution Price by the Allen Post-Distribution Price. The restrictions applicable to such additional shares of Allen Restricted Stock shall be determined as follows:
                          (i) Additional shares received with respect to Allen
Restricted Stock granted pursuant to the 1992 Stock Plan and the KMDB Plan shall have the same restrictions that apply to such Allen Restricted Shares; and
                          (ii) Additional shares received with respect to Allen
Restricted Stock granted pursuant to the 1992 Stock Plan shall likewise have the same restrictions, except that the performance targets shall be adjusted by the Allen Committee, along with the performance targets of the underlying Allen Restricted Stock, to reflect the Distribution.
                 No fractional shares of such Allen Restricted Stock shall be issued, and all such fractions shall be rounded off to the nearest whole share.
                 5.5 LIABILITY TO TRANSFERRED EMPLOYEES AND FORMER EMPLOYEES. As provided in Section 4.1, and except as provided in Section 4.2, TransPro shall assume sole responsibility for (A) payment of any and all wages, vacation pay, bereavement pay, jury duty pay, disability income, supplemental unemployment benefits, fringe benefits or other perquisites of employment, or similar benefits, payroll taxes and other payroll related expenses, (B) payments to or under employee benefit plans of Allen, (C) workers' compensation claims or related litigation claims, (D) claims filed with the Equal Employment Opportunity Commission or related litigation claims and (E) other similar employment-related claims, in any such case arising out of or relating to (i) the employment of the Transferred Employees by Allen prior to the Distribution or (ii) the employment by Allen of former employees of the Transferred Business whose employment with the Transferred Business terminated on or before the Distribution Date.
                 5.6 BENEFIT; ENFORCEABILITY. Nothing in this Agreement, including, without limitation, this Article V, shall be deemed to be for the benefit of, or enforceable by or on behalf of, any Transferred Employee, or any dependent or beneficiary of any Transferred Employee.
                 5.7 AT WILL EMPLOYMENT. Nothing in this Article V shall limit the at will nature of the employment of any of the Transferred Employees who do not have any other contractual rights with respect to employment by TransPro or the right of Allen or TransPro to alter or terminate any employee benefit plan.
                 5.8 ASSUMPTION OF COLLECTIVE BARGAINING AGREEMENTS. TransPro shall assume, as of the Distribution, all obligations of Allen under and with respect to the collective bargaining agreements covering Transferred Employees and shall take all required actions with respect to such assumptions as may be required by law or by any of such agreements.
                 5.9 ASSUMPTION OF KEY EMPLOYEE SEVERANCE AGREEMENTS. TransPro hereby assumes and agrees to perform the obligations of Allen under the severance agreements previously entered into by Allen with John C. Martin, III and with Raymond M. Scanlon. TransPro shall discharge its obligations under this Section by entering into Employment Agreements with Messrs. Martin and Scanlon in substantially the forms attached hereto as Exhibits B-1 and B-2, respectively.

                                  ARTICLE VI

                         CLOSING OF THE CONTRIBUTION
                         ---------------------------

                 6.1 CLOSING. The closing of the Contribution (the "Closing") shall be held at the offices of Jones, Day, Reavis & Pogue, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114, on September 29, 1995 at 10:00 A.M. or such other place and time as the parties hereto agree. The date on which the Closing actually takes place shall be referred to as the "Closing Date."
                 6.2 CONDITIONS TO CONTRIBUTION. The consummation of each of the transactions provided for herein shall be subject to the following conditions, any one or more of which may be waived in writing by the parties hereto: (a) the execution and delivery of each of the documents specified in
Section 6.3 hereof, and (b) the completion of financing arrangements (the "TransPro Financing") providing credit to TransPro in an aggregate amount of at least $70,000,000, on terms and conditions satisfactory in all respects to TransPro.
                 6.3      CLOSING DELIVERIES. At the Closing:
                 (a) Allen shall provide TransPro with an executed Instrument of Contribution and Assignment in substantially the form of EXHIBIT C hereto.
                 (b) TransPro shall provide Allen with an executed Instrument of Assumption, in substantially the form of EXHIBIT D hereto.
                 (c) Allen shall deliver or cause to be delivered certificates for all of the Acquired Stock.

                 (d) TransPro and Allen shall execute and deliver the Interim Services Agreement, in substantially the form of EXHIBIT E hereto.
                 (e) TransPro and Allen shall execute and deliver the Consulting Agreement, in substantially the form of EXHIBIT F hereto.
                 (f) TransPro and Allen shall execute and deliver the patent and trademark assignment documents attached as EXHIBIT G hereto.

                                 ARTICLE VII

                               THE DISTRIBUTION
                               ----------------

                 7.1      THE DISTRIBUTION.        (a)  Immediately after the
Distribution Date, in consideration for the Contribution, TransPro shall issue to Allen a number of shares of TransPro Common Stock equal to (i) the number of shares of Allen Common Stock issued and outstanding at the close of business on the Record Date DIVIDED BY four, MINUS (ii) 1000.
                 (b) Subject to Section 7.3 hereof, on or prior to the Distribution Date, Allen will deliver to the Distribution Agent for the benefit of the holders of record of Allen Common Stock on the Record Date, a single stock certificate, endorsed by Allen in blank, representing all of the then outstanding shares of TransPro Common Stock owned by Allen, and shall instruct the Distribution Agent to distribute on the Distribution Date (or as soon thereafter as reasonably practicable) the appropriate number of shares of TransPro Common Stock to each holder of record of shares of Allen Common Stock on the Record Date or to any appropriately designated transferee or transferees of such holder. The Distribution shall be effective as of 11:59 p.m., Eastern Standard Time, on the Distribution Date. Allen will provide to the Distribution Agent all share certificates and any information required in order to complete the Distribution on the basis of the Distribution Rate, subject to Section 7.4 hereof.
                 7.2 COOPERATION PRIOR TO THE DISTRIBUTION. (a) Allen and TransPro shall have prepared, and Allen shall mail, prior to the Distribution Date, to the holders of Allen Common Stock, the Prospectus. Allen and TransPro shall have prepared, and TransPro shall have filed with the Commission, the Form S-1, which includes the Prospectus. Allen and TransPro shall use reasonable efforts to cause the Form S-1 to become effective under the Securities Act as soon as practicable.
                 (b) Allen and TransPro shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereto which are required to reflect the establishment of, or amendments to, any employee benefit or other plans contemplated by the Distribution and this Agreement.
                 (c) Allen and TransPro shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States, in connection with the transactions contemplated by this Agreement.
                 (d) Allen and TransPro shall have prepared, and TransPro shall have filed in preliminary form and shall seek to make effective, an application to permit the listing of the TransPro Common Stock on the New York Stock Exchange (the "Exchange").
                 7.3 CONDITIONS TO DISTRIBUTION. In no event shall the Distribution Date occur prior to such time as each of the following have occurred or been waived by Allen in its discretion: (a) the Closing of the Contribution shall have occurred pursuant to Article VI; (b) the regulatory approvals and all other material consents which are required to effect the Distribution shall have been received; (c) the option closing contemplated by GDI Option Agreement shall have occurred; (d) the Form S-1 shall have been declared effective by the Commission; (e) the Allen Board shall have received an opinion of counsel satisfactory to it that the Distribution will be a tax-free "spin-off" under Section 355 of the Code; (f) the Certificate of Incorporation and By-Laws of TransPro shall have been adopted and be in effect; and (g) the TransPro Common Stock shall have been accepted for listing on the Exchange.
                 7.4 FRACTIONAL SHARES. The Distribution Agent shall be directed as soon as practicable after the Distribution Date to determine the number of whole shares and fractional shares of TransPro Common Stock allocable to each holder of record of shares of Allen Common Stock as of the Record Date based upon the Distribution Rate, to aggregate all such fractional shares and sell the whole shares obtained thereby at then prevailing prices and to cause to be distributed to each such holder to which a fractional share shall be allocable such holder's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale.

                                 ARTICLE VIII

                   REPRESENTATIONS AND WARRANTIES OF ALLEN
                   ---------------------------------------

                 Allen represents and warrants to TransPro as follows:
                 8.1 ORGANIZATION AND GOOD STANDING. Allen is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
                 8.2      TITLE TO ACQUIRED ASSETS AND ACQUIRED STOCK.
To the best knowledge of Allen, Allen has good and marketable title to the Acquired Assets and the Acquired Stock, subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or any other encumbrances except Permitted Liens.

                                  ARTICLE IX

                                  COVENANTS
                                  ---------

                 9.1 ADDITIONAL ASSURANCE. After the Closing, Allen shall from time to time at the request of TransPro prepare, execute and deliver to TransPro such other instruments of conveyance and transfer and shall take such other actions as TransPro may reasonably request so as to more effectively sell, transfer, assign, deliver and convey title to and possession of the Acquired Assets or Acquired Stock to TransPro, or otherwise to consummate the transactions contemplated hereby.

                 9.2 CONTRACTUAL RIGHTS. (a) In connection with the sale, assignment, transfer and conveyance of the Assumed Contracts in accordance with Section 2.1 hereto, Allen shall take all reasonable action in its power to cause any required consents, authorizations, approvals and/or novations (individually, a "Consent") to be obtained as promptly as practicable. Notwithstanding any such sale, assignment, transfer and conveyance of the Assumed Contracts hereunder, Allen shall not transfer any Assumed Contract hereunder which cannot be sold, assigned, transferred or conveyed to TransPro by law, rule, regulation or otherwise unless Allen obtains any required Consent with respect to such Assumed Contract. Allen shall use reasonable efforts to obtain any such required Consent, provided, however, that to the extent additional costs, expenses or payments to the other party to an Assumed Contract are reasonably required to be incurred in connection with obtaining any such Consent, including, without limitation, increased payment obligations pursuant to the terms of any such Assumed Contract, such additional costs and expenses shall be borne by TransPro as an Assumed Liability, unless such Consent also releases Allen from any and all ongoing liabilities under such Assumed Contract, in which case such additional costs and expenses relating to such Assumed Contract shall be borne by Allen as an Excluded Liability.
                 (b) Until Allen obtains such required Consent with respect to such Assumed Contract, Allen shall, to the extent it is able to do so, (i) consider TransPro a subcontractor of Allen under any such Assumed Contract, (ii) transfer to TransPro whatever assets, payments or rights to payments Allen receives or will receive pursuant to any such Assumed Contract, (iii) make available to TransPro any other benefits Allen receives, will receive, or which are available to Allen, under any such Assumed Contract, and (iv) do all other things in its power to permit TransPro to have all rights and benefits to which Allen is entitled under any such Assumed Contract.
                 9.3 CERTAIN ARRANGEMENTS RELATING TO WOOSTER IRBS. After the Closing, until the earlier of (i) the termination of the current arrangements for Dresdner Bank ("Dresdner") to provide a letter of credit (the "Dresdner L/C") relating to the Wooster IRBs and (ii) December 31, 1995, Allen shall remain obligated pursuant to the terms of the Restated and Amended Reimbursement Agreement dated as of March 31, 1993 by and between Allen and Dresdner (the "Reimbursement Agreement"). TransPro shall reimburse Allen for any and all costs and expenses relating to the issuance of any letter of credit of TransPro in favor of Allen described in this Section 9.3. TransPro shall promptly notify Allen in writing of any termination of the Dresdner L/C. On the Closing Date, TransPro agrees to arrange for an irrevocable letter of credit in the amount of $8,236,712 to be issued by the First National Bank of Boston, on terms and conditions reasonably satisfactory to Allen, to be available to Allen for payment of any and all liabilities relating to the Reimbursement Agreement (the "Bank of Boston L/C"). TransPro shall maintain the Bank of Boston L/C in effect for as long as

Allen remains obligated pursuant to the Reimbursement Agreement. If the Dresdner L/C has not been terminated prior to December 31, 1995, Allen may, in its sole discretion, at any time upon 15 days written notice to TransPro, require that TransPro repay all obligations pursuant to the loan agreement relating to the Wooster IRBs (the "Wooster Loan Agreement").
                 9.4 INSURANCE. (a) Allen has historically provided insurance coverage with respect to the Transferred Business through various policies maintained by Allen for workers' compensation, general liability, fire and other types of losses (the "Allen Insurance Policies"). Allen will continue to provide such coverage under the Allen Insurance Policies until 12:01 a.m. on the Distribution Date or such later date as may be agreed to in writing by Allen and TransPro and accepted by the relevant insurers, PROVIDED, HOWEVER, that Allen will continue to provide coverage under Allen Insurance Policies with respect to prescription drug purchases by Transferred Employees until 12:01 a.m. on September 30, 1995. After such time insurance coverage in substitution for that provided by the Allen Insurance Policies shall be solely through policies maintained by TransPro (the "TransPro Insurance Policies"), except as provided in Section 9.4(b). Following the Distribution Date, Allen and TransPro shall cooperate and assist each other in the prevention of conflicts or gaps in insurance coverage and/or collection of proceeds relating to the Transferred Business or the Transferred Subsidiaries.

                 (b) Allen and TransPro agree that certain Allen Insurance Policies are written on an "occurrence" basis or a "claims made" basis and may provide coverage to Allen with respect to the Transferred Business or the Transferred Subsidiaries for incidents occurring prior to the Distribution Date even though the claim was first made after the Distribution Date. Allen and TransPro agree to use reasonable efforts to obtain insurance coverage for incidents occurring prior to the Distribution Date with respect to the Transferred Business or the Transferred Subsidiaries through the TransPro Insurance Policies. To the extent that the TransPro Insurance Policies do not provide insurance coverage for such incidents, Allen and TransPro agree that
(i) TransPro shall have the right to present claims relating to incidents occurring prior to the Distribution Date to Allen or Allen's insurers under all Allen Insurance Policies that provided insurance coverage to the Transferred Business or the Transferred Subsidiaries prior to the Distribution Date and
(ii) Allen shall submit such claims to Allen's insurers on a timely basis or shall assist TransPro in the submission of such claims to such insurers. To the extent that any losses by TransPro are not covered by such third-party insurers, Allen will not be required to reimburse TransPro for such losses. With respect to any insured losses relating to the Transferred Business or the Transferred Subsidiaries, Allen shall pay over to TransPro any Insurance Proceeds it receives on account of such losses.
                 9.5 ACCESS TO INFORMATION. From and after the Distribution Date each party hereto shall afford the other party and its accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give duplicating rights during normal business hours to all records, books, contacts, instruments, computer data and other data and information in such party's possession relating to the business and affairs of such other party (other than data and information subject to an attorney/client or other privilege)), insofar as such access is reasonably required by such other party including, without limitation, for audit, accounting and litigation purposes, as well as for purposes of fulfilling disclosure and reporting obligations.
                 9.6 LITIGATION COOPERATION. Each party hereto shall use reasonable efforts to make available to the other party, upon written request, its officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings arising out of the business of the other party prior to the Distribution Date in which the requesting party may from time to time be involved.
                 9.7 REIMBURSEMENT. Each party providing information or witnesses under Sections 9.5 or 9.6 to the other party shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses as may be reasonably incurred in providing such information or witnesses.
                 9.8 RETENTION OF RECORDS. Except as otherwise required by law or agreed to in writing, each party shall, and shall cause its Affiliates to, retain all information relating to the other party's business in accordance with the past practice of such party. Notwithstanding the foregoing, any party may destroy or otherwise dispose of any information at any time, provided that, prior to such destruction or disposal, (a) such party shall provide no less than 60 days' prior written notice to the other party, specifying the information proposed to be destroyed or disposed of and (b) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the expense of the requesting party.
                 9.9 CONFIDENTIALITY. Each party shall hold and shall cause its directors, officers, employees, agents, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other party (except to the extent that such information can be shown to have been (a) in the public domain through no fault of such party or (b) later lawfully acquired on a non-confidential basis from other sources by the party to which it was furnished), and neither party shall release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of and agree to comply with the provisions of this Section 9.9. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

                                  ARTICLE X

                               INDEMNIFICATION
                               ---------------

                 10.1 INDEMNIFICATION BY TRANSPRO. TransPro shall indemnify, defend and hold harmless Allen and each Affiliate of Allen, and each of their respective officers, directors, shareholders, agents, Affiliates, employees, representatives, successors and assigns (the "Allen Indemnitees") from and against any and all Losses which arise out of or are related to (a) the assets acquired under Section 2.1 of this Agreement, (b) the stock acquired under Section 3.1 of this Agreement, (c) the Liabilities assumed under Section
4.1 of this Agreement, (d) any Liabilities arising in connection with the Form S-1 or the Prospectus, (e) any Liabilities for any Income Tax relating to the Transferred Business or the Transferred Subsidiaries for any period after the Distribution Date, (f) any Liabilities for any Non-Income Tax relating to the Transferred Business or the Transferred Subsidiaries for any period before or after the Distribution Date (including any payments of any Non- Income Tax made by Allen after the Distribution Date with respect to the Transferred Business or the Transferred Subsidiaries), or (g) any Tax Benefit relating to TransPro with respect to the Transferred

Business, the Transferred Subsidiaries or GDI, and will reimburse the Allen Indemnitees for any legal or other costs and expenses reasonably incurred by any of the Allen Indemnitees in connection with any investigation of, or defending against, any such Loss. TransPro's indemnification obligation under
Section 10.1(e) shall be deemed to include the amount, if any, by which Allen's aggregate payments (estimated or otherwise) of Income Tax (to states or localities that do not treat the Distribution as causing AHTP to end its tax year or to leave a unitary or combined group of which Allen is the parent), with respect to income of AHTP for the taxable period that includes the Distribution Date, exceed the aggregate amount of Income Tax that would have been owed to those states and localities with respect to AHTP for the period ending on the Distribution Date had AHTP closed its books on the Distribution Date and determined its Income Tax for the taxable period ending on that date. TransPro's indemnification obligation under this Section 10.1 shall be deemed to include all costs, expenses and Liabilities relating to the IRBs, including, without limitation, (i) with respect to the Connecticut IRBs, all Liabilities under the lease agreement for the facility located in New Haven, Connecticut,
(ii) with respect to the Wooster IRBs, all Liabilities to Dresdner pursuant to the Reimbursement Agreement or otherwise and all Liabilities under the Wooster Loan Agreement and (iii) with respect to the Jackson IRBs, all costs and expenses, including attorney's fees, incurred after the Closing to exercise the option to purchase the facility located in Jackson, Mississippi;

PROVIDED, HOWEVER, that Allen shall be obligated to pay an amount up to $50,000 to exercise the option to purchase the facility located in Jackson, Mississippi.
                 10.2 INDEMNIFICATION BY ALLEN. Allen shall indemnify, defend and hold harmless TransPro and each Affiliate of TransPro, and each of their respective officers, directors, shareholders, agents, Affiliates, employees, representatives, successors and assigns (the "TransPro Indemnitees" and, together with the Allen Indemnitees, the "Indemnitees") from and against any and all Losses which arise out of or are related to (a) the Excluded Assets, (b) the Excluded Liabilities, (c) the Retained Business, (d) any Liabilities for any Income Tax relating to the Transferred Business or the Transferred Subsidiaries for any period up to and including the Distribution Date, (e) any Liabilities for any Tax related to the Retained Business for any period before or after the Distribution Date, (f) any refunds of Non-Income Taxes with respect to the Transferred Business or the Transferred Subsidiaries, or (g) any Tax Benefit accruing to Allen with respect to the Transferred Business, the Transferred Subsidiaries or GDI, and will reimburse the TransPro Indemnitees for any legal or other costs and expenses reasonably incurred by the TransPro Indemnitees in connection with any investigation of, or defending against, any such Loss. Allen's indemnification obligation under Section 10.2(d) shall be deemed to include the amount, if any, by which Allen's aggregate payments (estimated or otherwise) of Income Tax (to states or localities that do not treat the Distribution as causing AHTP to end its tax year or to leave a unitary or combined group of which Allen is the parent), with respect to income of AHTP for the taxable period that includes the Distribution Date, are less than the aggregate amount of Income Tax that would have been owed to those states and localities with respect to AHTP for the period ending on the Distribution Date had AHTP closed its books on the Distribution Date and determined its Income Tax for the taxable period ending on that date. Allen's indemnification obligation under this Section 10.2 shall not include any adjustments in the amount of the Delayed Allocations.
                 10.3 PROCEDURE FOR INDEMNIFICATION. (a) In case any Indemnitee shall receive notice or otherwise learn of the assertion of any claim or the commencement of any proceeding (including any governmental investigation) by any person who is not a party to this Agreement (or any Affiliate of either party) with respect to which any party (an "Indemnifying Party") may be obligated to provide indemnification hereunder (a "Third Party Claim"), such Indemnitee shall promptly notify the Indemnifying Party in writing, provided that the failure of any Indemnitee to give notice as provided in this Section 10.3 shall not relieve the related Indemnifying Party of its obligations hereunder, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice.
                 (b) In case any such proceeding shall be brought against any Indemnitee, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such





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
Indemnitee and shall pay as incurred the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnitee shall have the right to retain its own counsel at its own expense. Notwithstanding the foregoing, the Indemnifying Party shall pay as incurred the fees and expenses of the counsel retained by the Indemnitee in the event (i) the Indemnifying Party and the Indemnitee shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnitee and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the Indemnifying Party shall not be entitled to assume the defense of such suit notwithstanding its obligation to bear the fees and expenses of such counsel. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnitee from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnitee shall have requested the Indemnifying Party to reimburse the Indemnitee for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without its written consent to which the indemnification obligations of the Indemnifying Party hereunder are applicable if





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
(i) such settlement is entered into more than 60 days after receipt by the Indemnifying Party of the aforesaid request for reimbursement of fees and expenses of the Indemnitee's counsel and (ii) the Indemnifying Party shall not have reimbursed the Indemnitee in accordance with such request prior to the date of such settlement. If the Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 10.3(b), such Indemnitee may defend or seek to compromise or settle such Third Party Claim.
                 (c) Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice to respond thereto. If such Indemnifying Party does not respond within such 30 day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30 day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under this Agreement or under applicable law.

                                  ARTICLE XI

                                MISCELLANEOUS
                                -------------

                 11.1 BINDING EFFECT. This Agreement and the rights and duties hereunder shall be binding upon and inure to the benefit of the successors and assigns of each of the parties hereto and





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
also shall be binding upon and inure to the benefit of any corporation, partnership, joint venture, trust, unincorporated organization or any other entity that acquires all or substantially all of the assets of the business of Allen or TransPro.
                 11.2 ENTIRE AGREEMENT. This Agreement and the other documents referred to herein set forth the entire understanding of the parties and supersede all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, made by the parties or any officer, employee or representative of the parties.
                 11.3 AMENDMENT. This Agreement may be amended only by a written instrument signed by the parties or their respective successors or assigns.
                 11.4 GOVERNING LAW. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal laws of the State of Ohio, without regard to the conflicts of law principles thereof.
                 11.5 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered by hand, mailed by registered or certified mail (return receipt requested), or sent by telecopy or by a recognized overnight courier service, to the parties at the following addresses (or such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:





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
                 if to Allen:

                          The Allen Group Inc.
                          25101 Chagrin Boulevard
                          Beachwood, Ohio  44122-5619
                          Attention: President
                          Telecopy:  (216) 765-0410

                 with a copy to:

                          The Allen Group Inc.
                          25101 Chagrin Boulevard
                          Beachwood, Ohio  44122-5619
                          Attention:  General Counsel
                          Telecopy:  (216) 765-0410

                 if to TransPro:

                          TransPro, Inc.
                          100 Gando Drive
                          New Haven, Connecticut  06513
                          Attention: President
                          Telecopy:  (203) 865-3723

                 with a copy to:

                          TransPro, Inc.
                          100 Gando Drive
                          New Haven, Connecticut  06513
                          Attention:  Chief Financial Officer
                          Telecopy:  (203) 865-3723

                 11.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.
                 11.7 REGISTRATION OF ACQUIRED STOCK. Allen and TransPro shall take all necessary action to register the transfer and delivery by Allen to TransPro of the Acquired Stock in accordance with applicable law.
                 11.8     EXPENSES.        Allen shall bear all expenses,
including fees and expenses of any attorneys, accountants, investment bankers, brokers, finders and other intermediaries, incurred in





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connection with this Agreement and the transactions contemplated hereby, except
(a) for fees and expenses related to any arrangement or transaction specifically intended to benefit only TransPro after the Closing, including, without limitation, fees and expenses (i) related to the design and implementation of employee benefit plans or arrangements of TransPro for any of the Transferred Employees and (ii) of TransPro's independent auditors responsible for review of the Preliminary Balance Sheet, the Closing Date Balance Sheet or any other financial statements with respect to TransPro, which TransPro shall bear and (b) as otherwise provided herein, including, without limitation, as provided in Section 9.2(a) with respect to certain Assumed Contracts.
                 IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized agents or officers, as of the day and year and at the place first above written.
                                              THE ALLEN GROUP, INC.


                                              By /s/ McDara P. Folan, III
                                                ------------------------------
                                                 Name:  McDara P. Folan, III
                                                 Title:  Vice President


                                              TRANSPRO, INC.


                                              By /s/ Henry P. McHale
                                                ------------------------------
                                                Name:  Henry P. McHale
                                                Title:  President and CEO





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